                                    FORM 8-K
                                    --------



                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                 CURRENT REPORT
                                 --------------



                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report (date of earliest event Reported) November 4, 1994
                                                 ----------------




                         THE COLUMBIA GAS SYSTEM, INC.
                         -----------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                    1-1098            13--1594808
- - ----------------------------        -----------     -------------------
(State of other jurisdiction        (Commission       (IRS Employer
      of incorporation)             File Number)    Identification No.)


                20 Montchanin Road, Wilmington, Delaware  19807
                -----------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code (302) 429-5000
                                                          --------------
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Item 5.  Other Events

         Information contained in a News Release dated
November 3, 1994, is incorporated herein by reference.
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                                   SIGNATURE


                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        The Columbia Gas System, Inc.
                                        -----------------------------
                                                 (Registrant)




                                        By     /s/ R. E. Lowe
                                          ---------------------------
                                                   R.E. Lowe
                                                   Vice President and
                                                   Controller

Date:  November 4, 1994
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Contacts:   Media -    H. W. Chaddock (302) 429-5261
            Analysts - T. L. Hughes (302) 429-5363
                       K. P. Murphy (302) 429-5471


FOR IMMEDIATE RELEASE                                         November 3, 1994





         COLUMBIA TRANSMISSION SAYS MEDIATOR REPORT VALIDATES PREVIOUS
              PROJECTION AS TO IMPACT OF CONTRACT REJECTION CLAIMS


                 CHARLESTON, WV -- Columbia Gas Transmission Corp., a unit of The Columbia Gas System, Inc. (NYSE:CG), said today that an initial report issued by a bankruptcy court-appointed claims mediator largely validates assumptions the company used earlier this year to estimate the total value of contract rejection claims filed by producers in its Chapter 11 proceedings.

                 As a result, Columbia Transmission continues to believe that the $1.3 billion estimate it announced earlier this year represents the worst plausible case for allowed contract rejection claims, although it anticipates initial recalculations by producers may well exceed that total. The company also said that, at present, there is no basis for altering the approximately one billion dollar charge against earnings for contract rejection claims that it took in 1991.

                 Columbia Transmission stated that it expected to increase its previously recorded $200 million reserve for take- or-pay and other miscellaneous producer claims not related to rejected contracts by approximately $55 million in the third quarter following its preliminary interpretation of these producer claim issues in the mediator's report.

                 Claims Mediator Charles Normandin's initial report, which is subject to bankruptcy court review and approval, establishes generic parameters for the initial recalculation of claims filed against Columbia Transmission by natural gas producers whose gas purchase contracts were rejected. Not addressed in this report are numerous contract-specific issues that ultimately will be used in the estimation procedure to determine the allowable level of producer claims.
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                                     - 2 -

                 Columbia Transmission Chairman and CEO James P. Holland said the initial report clearly invalidates many of the methods the producers utilized to calculate and file grossly inflated and legally improper amounts in their original claims, which amounted to more than $13 billion. In contrast, the report largely validates the bases for Columbia's earlier estimates.

                 Holland took sharp issue with published reports that the claims mediator had upheld "the validity of producer creditor claims" against Columbia Transmission. "Any suggestion that the claims mediator somehow endorsed producers' claims as filed is preposterous," said Holland. "We have no doubt that these claims will be allowed in amounts much closer to Columbia's estimates than to the producers' filings."

                 Holland pointed out that while the report uses a lower discount rate than that used by Columbia Transmission and recognizes certain proved undeveloped reserves, it directs that calculations of damages be based only on the amount by which a contract price exceeds a mitigation price and that any such damages be discounted to a present value as of the petition date.

                 Holland said Columbia Transmission is not able to calculate individual contract rejection claims because it does not have data for each producer on the proved undeveloped reserves or information on planned gas development projects. Only individual producers have this data, and it will only become available, and subject to challenge and audit, when the producers submit their recalculations to the mediator.

                 Columbia Gas Transmission and its parent company have been operating as debtors in possession under Chapter 11 of the U.S. Bankruptcy Code since July 31, 1991.

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